AMENDMENT NO. 5 TO SCHEDULE 13D


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                                (Amendment No. 5)

                            ALARMGUARD HOLDINGS, INC.
                               (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.0001 PER SHARE
                          (Title of Class of Securities)

                                  011649100
                                (CUSIP Number)

                                JOHN C. WATERFALL
                               10 EAST 50TH STREET
                            NEW YORK, NEW YORK  10022
                                (212) 705-0500

                (Name, address and telephone number of person
               authorized to receive notices and communications)

                                 July 22, 1997
            (Date of event which requires filing of this statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

      Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

      NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                               Page 1 of 34 Pages

13D
CUSIP No.  011649100
___________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                              Phoenix Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                              New York State
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                       0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                       44,721
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                       0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                       44,721
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       44,721
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                       0.9%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                       PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 2 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Betje Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 New York State
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   15,642
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   15,642
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   15,642
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    0.3%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    PN
_____________________________________________________________________________
                  * SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 3 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Phaeton BVI
                             (formerly known as Morgens Waterfall
                              Vintiadis Investments N.V.)
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 British Virgin Islands
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   30,620
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   30,620
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   30,620
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    0.6%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 4 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Morgens Waterfall Income Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                 New York State
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   5,776
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   5,776
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   5,776
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    0.1%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 5 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Restart Partners, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   35,768
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   35,768
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   35,768
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    0.7%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 6 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Restart Partners II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   56,469
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   56,469
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   56,469
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    1.1%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 7 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Restart Partners III, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   39,326
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   39,326
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   39,326
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    0.8%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 8 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Restart Partners IV, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   18,883
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   18,883
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   18,883
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    0.4%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 9 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         The Common Fund for Non-Profit Organizations
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 New York State
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   1,161
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   1,161
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   1,161
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    0.02%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 10 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             MW Capital, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   5,776
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   5,776
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   5,776
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    .1%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 11 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Prime Group, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   35,768
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   35,768
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   35,768
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    .7%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 12 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Prime Group II, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   56,469
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   56,469
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   56,469
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    1.1%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 13 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Prime Group III, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   39,326
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   39,326
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   39,326
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    .8%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 14 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Prime Group IV, L.P.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   18,883
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   18,883
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   18,883
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    .4%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    PN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 15 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Prime, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   150,446
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   150,446
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   150,446
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    3.0%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                              Page 16 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             MW Management, L.L.C.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Delaware
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   44,721
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   44,721
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   44,721
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    .9%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 17 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             MWV Employee Retirement Plan Group Trust
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS **
                        WC
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 New York State
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   0
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   0
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   0
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    0%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    EP
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 18 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Phaeton International N.V.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(#)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 Netherlands Antilles
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   30,620
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   30,620
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   30,620
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    0.6%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 19 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Morgens, Waterfall, Vintiadis & Company, Inc.
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 New York State
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   47,423
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   47,423
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   47,423
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    0.9%
_____________________________________________________________________________
          (14)  TYPE OF REPORTING PERSON *
                                    CO
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 20 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Edwin H. Morgens
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 U.S.A.
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   248,366
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   248,366
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   248,366
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    4.9%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 21 of 34 Pages

13D
CUSIP No.  011649100
____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             John C. "Bruce" Waterfall
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [x]
                                                                    (b)  [ ]
_____________________________________________________________________________
     (3)  SEC USE ONLY
_____________________________________________________________________________
     (4)  SOURCE OF FUNDS *
                        AF
_____________________________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) OR 2(E)                        [ ]
_____________________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OR ORGANIZATION
                                 U.S.A.
_____________________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   248,366
OWNED BY       ______________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   0
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   248,366
_____________________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   248,366
_____________________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
_____________________________________________________________________________
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                    4.9%
_____________________________________________________________________________
      (14)  TYPE OF REPORTING PERSON *
                                    IN
_____________________________________________________________________________
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
                             Page 22 of 34 Pages

ITEM 1.  SECURITY AND ISSUER.

      This Amendment No. 5 ("Amendment") amends and restates: (i) the statement on Schedule 13D (the "Statement") filed by the Reporting Persons (as defined below) with the Securities & Exchange Commission (the "Commission") on July 9, 1993; (ii) Amendment No. 1 filed by the Reporting Persons with the Commission on December 14, 1993 ("Amendment No. 1"); (iii) Amendment No. 2 filed by the Reporting Persons with the Commission on January 6, 1994 ("Amendment No. 2"); (iv) Amendment No. 3 filed by the Reporting Persons with the Commission on April 21, 1994 ("Amendment No. 3"); and (v) Amendment No. 4 filed by the Reporting Persons with the Commission on October 7, 1996, each with respect to shares of common stock, par value $.0001 per share (the "Common Stock") of Alarmguard Holdings, Inc. (formerly named Triton Group, Ltd.), a Delaware Corporation (the "Company"). The principal executive offices of the Company are located at 550 West C Street, Suite 1880, San Diego, California 92101. This Amendment supplements and, to the extent inconsistent therewith, amends the information set forth in the Statement, Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4.

ITEM 2.  IDENTITY AND BACKGROUND.

      This Statement is filed jointly by (a) Phoenix Partners, L.P. ("Phoenix"), (b) Betje Partners ("Betje"), (c) Phaeton International N.V. ("Phaeton, N.V."), (d) Phaeton BVI ("Phaeton BVI", formerly known as Morgens Waterfall Vintiadis Investments N.V.), (e) Morgens Waterfall Income Partners, L.P. ("MWIP"), (f) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"), (g) Restart Partners, L.P. ("Restart"), (h) Restart Partners II, L.P. ("Restart II"), (i) Restart Partners III, L.P. ("Restart III"), (j) Restart Partners IV, L.P. ("Restart IV"), (k) MWV Employee Retirement Plan Group Trust ("MWV Plan"), (l) The Common Fund for Non-Profit Organizations ("Common Fund"), (m) MW Capital, L.L.C. ("MW Capital"), (n) Prime Group, L.P. ("Prime"), (o) Prime Group II, L.P. ("Prime II"), (p) Prime Group III, L.P. ("Prime III"), (q) Prime Group IV, L.P. ("Prime IV"), (r) Prime, Inc. ("Prime, Inc."), (s) MW Management, L.L.C. ("MW Management"), (t) Edwin H. Morgens ("Morgens") and (u) John C. "Bruce" Waterfall ("Waterfall" and together with the persons listed in (a) through (t), the "Reporting Persons").

      Phoenix is a New York limited partnership having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Phoenix is to invest in securities of U.S. issuers. MW Management, a Delaware limited liability company, is the general partner of Phoenix. The principal address of MW Management is 10 East 50th Street, New York, New York 10022. Morgens and Waterfall are the managing members of MW Management. All of the information concerning Morgens and Waterfall is set forth below.

      Betje is a New York limited partnership having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Betje is to invest in securities of U.S. issuers. Mr. Zanvyl Krieger ("Krieger") is the general partner of Betje. The business address of Krieger is c/o Weinberg and Green, 100 South Charles Street, Baltimore, Maryland 21201. Krieger is a U.S. citizen whose principal occupation is a private investor. Morgens Waterfall serves as an investment advisor to Betje as discussed below.

                              Page 23 of 34 Pages

      Phaeton BVI is a subsidiary of Phaeton N.V. Phaeton N.V. is a controlling person of Phaeton BVI by virtue of its ownership of 100% of the outstanding shares of BVI. Phaeton BVI is a company incorporated under the laws of the British Virgin Islands having its principal office c/o Hemisphere Management Limited located at Hemisphere House, 9 Church Street, Hamilton, Bermuda. Phaeton N.V. is a Netherlands Antilles limited liability company having its principal office at 6 John B. Gorsiraweg, Willemstad, Curacao, Netherlands Antilles. The principal business of Phaeton BVI is to invest in securities of U.S. issuers. Phaeton N.V. is a holding company which invests in Phaeton BVI and companies with similar objectives.

      MWIP is a New York limited partnership whose principal business is to invest in securities of U.S. issuers. MW Capital, a Delaware limited liability company, is the general partner of MWIP. MWIP and MW Capital have their principal address at 10 East 50th Street, New York, New York 10022. Morgens and Waterfall are the managing members of MW Capital. All of the information concerning Morgens and Waterfall is set forth below.

      Restart, Restart II, Restart III and Restart IV are Delaware limited partnerships having their principal addresses at 10 East 50th Street, New York, New York 10022. The principal businesses of Restart, Restart II, Restart III and Restart IV are to invest in securities of financially troubled companies.

      Prime, Prime II, Prime III and Prime IV, Delaware limited partnerships having their principal addresses at 10 East 50th Street, New York, New York 10022, are the general partners of Restart, Restart II, Restart III and Restart IV, respectively. The principal businesses of Prime, Prime II, Prime III and Prime IV are to act as the general partners of Restart, Restart II, Restart III and Restart IV, respectively.

      Prime, Inc., the general partner of Prime, Prime II, Prime III and Prime IV, is a Delaware corporation having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Prime, Inc. is to act as general partner of Prime, Prime II, Prime III and Prime IV. Waterfall is the President and a Director of Prime, Inc. Morgens is the Chairman of the Board of Directors and the Secretary of Prime, Inc. All of the information concerning Morgens and Waterfall is set forth below.

      MWV Plan is a trust established in 1994 for the benefit of the employees of Morgens Waterfall. The trustees of the MWV Plan are David Ericson, Dan Levinson, John Raphael and Stephan Yost, all of whom are employees of Morgens Waterfall. MWV Plan's principal address is 10 East 50th Street, New York, New York 10022. All of the information concerning Morgens Waterfall is set forth below.

      Common Fund is a New York corporation having its principal office c/o Morgens, Waterfall, Vintiadis & Company, Inc. located at 10 East 50th Street, New York, New York 10022. The principal business of Common Fund is to invest in securities of various issuers. Morgens Waterfall serves as an investment advisor to Common Fund as discussed below.

                              Page 24 of 34 Pages

      Morgens Waterfall is a New York corporation having its principal address at 10 East 50th Street, New York, New York 10022. The principal business of Morgens Waterfall is the rendering of financial services.

      Waterfall is the President and a Director of Morgens Waterfall. Morgens is the Chairman of the Board of Directors and the Secretary of Morgens Waterfall. The primary occupations of Morgens and Waterfall are to act as the principals in the business of Morgens Waterfall. The business address of Morgens and Waterfall, each of whom is a United States citizen, is at the office of Morgens Waterfall, 10 East 50th Street, New York, New York 10022. Morgens Waterfall has no other officers or directors.

      During the past five years, none of the persons described in this Item 2 have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the last five years, none of such persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      Under a Joint Plan of Reorganization of the Company pursuant to the provisions of Chapter 11 of the Bankruptcy Code (the "Plan") which became effective on June 25, 1993 (the "Effective Date"), certain of the Reporting Persons became entitled to receive as of the Effective Date a number of shares of Common Stock upon surrender of an aggregate of $11,940,000 principal amount of the Company's 14.375% Subordinated Notes due December 1, 1995 (the "Notes") held by each Reporting Person as set forth below:

Reporting              Principal Amount              Shares of Common
 Person                of 14.375% Notes                Stock Issued
---------              ----------------              ----------------

Phaeton BVI                  389,000                        68,075
Betje                        345,000                        60,375
Phoenix                      948,000                       165,900
MWIP                         335,000                        58,625
Restart                    2,159,000                       377,825
Restart II                 3,411,000                       596,925
Restart III                2,386,000                       417,550
Restart IV                   808,000                       141,400
Common Fund                  759,000                       132,825
MWV Plan                 $   400,000                        70,000
                          ----------                     ---------
                         $11,940,000                     2,089,500






                              Page 25 of 34 Pages

      Subsequent to the filing of the Statement, certain of the Reporting Persons were awarded additional shares of the Common Stock under the Plan as set forth below:

                                          Additional
            Reporting                  Shares of Common
             Person                      Stock Issued
            ---------                  ----------------

            Phaeton BVI                      9,863
            Betje                            8,748
            Phoenix                         24,036
            MWIP                             8,493
            Restart                         54,739
            Restart II                      86,482
            Restart III                     60,495
            Restart IV                      20,485
            Common Fund                     19,244
            MWV Plan                        10,142


      Subsequent to the filing of the Statement, certain of the Reporting Persons purchased additional shares of the Common Stock as set forth below:

                       Aggregate
Reporting             # of Shares                 Aggregate
 Person                Purchased                Purchase Price
---------             -----------               --------------

Phaeton BVI              707,968                $  826,695
Betje                    421,300                   465,723
Phoenix                1,194,277                 1,294,721
MWIP                      59,200                    77,996
Restart                  364,800                   480,624
Restart II               576,000                   758,880
Restart III              401,600                   529,108
Restart IV               198,400                   261,392
MWV Plan                  82,434                   100,405


      The source of the payments by the Reporting Persons for their purchase of the shares of the Common Stock was working capital, and no part of the purchase price was represented by funds or other consideration specifically borrowed or otherwise specifically obtained for the purpose of acquiring, trading or voting the securities.








                              Page 26 of 34 Pages

      Subsequent to the filing of the Statement, certain of the Reporting Persons set forth below sold their shares of the Common Stock.

Reporting              Aggregate #               Aggregate
 Person               of Shares Sold            Sales Price
---------             --------------           -------------

Phoenix                  (883,000)             $1,163,353
Phaeton BVI              (442,700)                588,488
Betje                    (317,000)                417,648


ITEM 4:  PURPOSE OF TRANSACTIONS.

      Certain of the Reporting Persons received Common Stock pursuant to the Plan as an investment. The additional Common Stock acquired by certain of the Reporting Persons was purchased in the over-the-counter market through brokerage transactions in the ordinary course of business, solely as an investment. The Reporting Persons have no present plans or proposals which relate to or would result in any of the actions enumerated in Item 4 of
Schedule 13D, although they reserve the right to buy or sell additional securities of the Company from time to time.

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

         (a) and (b) The following is the amount of Common Stock which is beneficially owned by each Reporting Person as of the close of business on July 22, 1997:

       Reporting            Aggregate             Percentage
        Person             # of Shares             of Class
       ---------           -----------            ----------

       Phaeton BVI           30,620                  .6%
       Betje                 15,642                  .3
       MWIP                   5,776                  .1
       Phoenix               44,721                  .9
       Restart               35,768                  .7
       Restart II            56,469                 1.1
       Restart III           39,326                  .8
       Restart IV            18,883                  .4
       Common Fund            1,161                  .02
       -------------------------------------------------
       Total                248,366                 4.92

      The Reporting Persons own in the aggregate approximately 4.9% of the outstanding shares of Common Stock.

      Phaeton N.V., formerly known as Morgens, Waterfall, Vintindis Investments, N.V., does not directly own any of the Common Stock. Phaeton N.V. may be deemed to indirectly beneficially own 30,620 shares of the Common Stock by virtue of its 100% ownership of Phaeton BVI.



                               Page 27 of 34 Pages

      Morgens Waterfall does not directly own any of the Common Stock.
Morgens Waterfall may be deemed to indirectly beneficially own 47,423 shares of Common Stock by virtue of investment advisory contracts with Phaeton BVI (30,620 shares), Common Fund (1,161 shares) and Betje (15,642 shares) pursuant to which Morgens Waterfall provides discretionary investment advisory services.

      MW Capital does not directly own any of the Common Stock. MW Capital may be deemed to indirectly beneficially own 5,776 shares of the Common Stock by virtue of its position as general partner of MWIP (5,776 shares).

      MW Management does not directly own any of the Common Stock. MW Management may be deemed to indirectly beneficially own 44,721 shares of the Common Stock by virtue of its position as general partner of Phoenix.

      Prime, Prime II, Prime III and Prime IV do not directly own any of the Common Stock. Prime, Prime II, Prime III and Prime IV may be deemed to indirectly beneficially own 35,768 shares, 56,469 shares, 39,326 shares and 18,883 shares respectively by virtue of their positions as the general partners of Restart (35,768 shares) Restart II (56,469 shares), Restart III (39,326 shares) and Restart IV (18,833 shares), respectively.

      Prime, Inc. does not directly own any of the Common Stock. Prime, Inc. may be deemed to indirectly beneficially own 150,446 shares of Common Stock by virtue of its position as the general partner of each of Prime, Prime II, Prime III, and Prime IV, the general partners of Restart (35,768 shares), Restart II (56,469 shares), Restart III (39,326 shares) and Restart IV (18,883 shares), respectively.

      Waterfall does not directly own any of the Common Stock. Waterfall may be deemed to indirectly beneficially own 248,366 shares of Common Stock by virtue of his positions as managing member of MW Management, which is the general partner of Phoenix (44,721 shares), and of MW Capital, which is the general partner of MWIP (5,776 shares); as President, Assistant Secretary and Director of Morgens Waterfall (47,423 shares); and as President and a Director of Prime, Inc. as general Partner of each of Prime, Prime II, Prime III, and Prime IV, as general partners of Restart (35,768 shares), Restart II (56,469 shares), Restart III (39,326 shares) and Restart IV (18,883 shares), respectively.

      Morgens does not directly own any of the Common Stock. Morgens may be deemed to indirectly beneficially own 248,366 shares of Common Stock by virtue of his position as managing member of MW Management, which is the general partner of Phoenix (44,721 shares), and of MW Capital, which is the general partner of MWIP (5,776 shares); as Chairman of the Board of Directors and Secretary of Prime, as general partner of each of Prime, Prime II, Prime III, and Prime IV, the respective general partners of Restart (35,768 shares), Restart II (56,469 shares), Restart III (39,326 shares), and Restart IV (18,883 shares); and as Chairman of the Board of Directors and Secretary of Morgens Waterfall (47,423 shares), respectively.


                               Page 28 of 34 Pages

      Each Reporting Person hereby disclaims that it has any beneficial interest in the securities owned, directly or indirectly, by any other entity.

          (c) The following is a list of all transactions involving the Common Stock during the past 60 days, by any of the Reporting Persons named in
Item 2 of this Schedule 13D:

Reporting                            Aggregate # of shares
Person               Date                sold              Price/Share
---------            ----            -------------         -----------

Common Fund          7/22/97             (100)                  $9.00
MWIP                 7/22/97             (700)                  $9.00
Restart              7/22/97           (4,300)                  $9.00
Restart II           7/22/97           (6,800)                  $9.00
Restart III          7/22/97           (4,800)                  $9.00
Restart IV           7/22/97           (2,300)                  $9.00
MWV Plan             6/25/97           (8,908)                  $9.00
Phoenix              7/22/97           (5,400)                  $9.00
BVI                  7/22/97           (3,700)                  $9.00
Betje                7/22/97           (1,900)                  $9.00


          (d) Except as set forth above, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

          (e) As of July 22, 1997 the Reporting Persons ceased to be the beneficial owners of more than five percent of the Company's Common Stock.

ITEM 6: CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE COMPANY.

      Except to the extent described in Items 2 and 5, none of the persons identified in Item 2 is a party to any contract, arrangement, understanding or relationship with respect to any securities of the Company.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT 1 Joint Acquisition Statement among the Reporting Persons dated June 18, 1997, filed pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

EXHIBIT 2 Power of Attorney, dated August 8, 1997, granted to Morgens and Waterfall by MWIP; MW Capital; Prime, Inc.; Prime; Prime II; Prime III; Prime IV; Restart; Restart II; Restart III; Restart IV; Phoenix; MW Management; MWV Plan; Morgens Waterfall; Betje; Common Fund; Phaeton International N.V. and Phaeton BVI; for the specific purpose of executing on their behalf any
Schedule 13Ds and amendments thereto for filing with the Commission pursuant to the requirements of Rule 13d-1(f).

                              Page 29 of 34 Pages

SIGNATURES

       After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct and agrees that this statement is filed on behalf of each of them.

                                    The Reporting Persons listed herein


                                         /s/ Bruce Waterfall
Dated:  August 12, 1997              By: ___________________________________
                                        John C. "Bruce" Waterfall, on his
                                        own behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons


                                         /s/ Edwin H. Morgens
                                  By: ___________________________________
                                        Edwin H. Morgens, on his own
                                        behalf and as attorney-in-fact
                                        for each of the other Reporting
                                        Persons




























                              Page 30 of 34 Pages

                              EXHIBIT 1

                       JOINT ACQUISITION STATEMENT
                       PURSUANT TO RULE 13d-1(f)(1)

The undersigned acknowledge and agree that this statement on Schedule 13D is filed on behalf of each of the undersigned and that any subsequent amendments to the statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.


                                 The Reporting Persons listed herein


Dated:  August 12, 1997          By:  /s/ Bruce Waterfall
                                     ___________________________________
                                     John C. "Bruce" Waterfall, on his
                                     own and as attorney-in-fact for
                                     each of the other Reporting Persons


                                By:  /s/ Edwin H. Morgens
                                     ___________________________________
                                     Edwin H. Morgens, on his own
                                     behalf and as attorney-in-fact
                                     for each of the other Reporting
                                     Persons




















                              Page 31 of 34 Pages

                              EXHIBIT 2

                            POWER OF ATTORNEY

      The undersigned hereby appoint John C. "Bruce" Waterfall and Edwin H. Morgens each with full power of substitution, as their attorneys-in-fact for the specific purpose of executing on their behalf any Schedule 13Ds and amendments thereto for filing with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended. The undersigned hereby ratify the execution on their behalf, prior to the date hereof, by John C. "Bruce" Waterfall or Edwin H. Morgens of any Schedule 13Ds or amendments thereto for the aforesaid purpose.

      IN WITNESS WHEREOF, the undersigned have caused this Power of Attorney to be duly executed as of August 12, 1997.


MORGENS WATERFALL INCOME PARTNERS, L.P.

By: MW Capital, L.L.C.
    General Partner

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


MW CAPITAL, L.L.C.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


PHOENIX PARTNERS, L.P.

By: MW Management, L.L.C.
    General Partner

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member


MW MANAGEMENT, L.L.C.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    Managing Member

                              Page 32 of 34 Pages

BETJE PARTNERS
PHAETON BVI
PHAETON INTERNATIONAL N.V.
THE COMMON FUND FOR NON-PROFIT ORGANIZATIONS

By: Morgens, Waterfall, Vintiadis & Company, Inc.
    Agent/Investment Advisor

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President


MORGENS, WATERFALL, VINTIADIS & COMPANY, INC.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President


RESTART PARTNERS, L.P.
RESTART PARTNERS II, L.P.
RESTART PARTNERS III, L.P.
RESTART PARTNERS IV, L.P.

By: PRIME GROUP, L.P.
    PRIME GROUP II, L.P.
    PRIME GROUP III, L.P.
    PRIME GROUP IV, L.P.
    As General Partners of Restart Partners, L.P.,
    Restart Partners II, L.P., Restart Partners III, L.P. and
    Restart Partners IV, L.P., respectively

By: PRIME, INC.
    As general partner of Prime Group, L.P., Prime Group II, L.P., Prime Group, III, L.P. and Prime Group IV, L.P.

    /s/ Bruce Waterfall
By: _________________________
    John C. "Bruce" Waterfall
    President











                              Page 33 of 34 Pages

JOHN C. "BRUCE" WATERFALL

     /s/ Bruce Waterfall
By: _________________________


EDWIN H. MORGENS

     /s/ Edwin H. Morgens
By: _________________________


MWV PLAN

/s/ Dan Levinson
By: _________________________
    Dan Levinson
    Trustee


































                              Page 34 of 34 Pages